Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 2015 relating to the reserves and future revenue which appears in the Annual Report on Form 10-K of Saratoga Resources, Inc. for the year ended December 31, 2014.

/s/ Don Charbula
Lonquist & Co., LLC

Austin, Texas
September 8, 2015